Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately
Contact:	Greg Smith Marshall & Ilsley Corporation 414 765-7727

MARSHALL & ILSLEY CORPORATION COMPLETES ACQUISITION OF

EXCEL BANK CORPORATION

Milwaukee, Wis. – July 2, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today the completion of its acquisition of Minneapolis-based Excel Bank Corporation. Excel, with $633 million in consolidated assets, has four branches in the greater Minneapolis/St. Paul metro area. Excel shareholders will receive $13.97 in cash for each share of Excel common stock.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $56.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 48 locations throughout Arizona; 30 offices along Florida’s west coast and central Florida; 17 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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